Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact	Media Contact
Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS SECOND QUARTER 2009

ADJUSTED1 NET INCOME OF $50.8 MILLION, OR $0.49 PER DILUTED SHARE

THE COMPANY RECORDED $7.9 MILLION IN RETROACTIVE NORTHEAST

REGULATORY FEES, ASSESSMENTS AND TAXES IN THE SECOND QUARTER

GAAP NET INCOME FOR THE QUARTER WAS $40.1 MILLION, OR $0.38 PER DILUTED SHARE

LOS ANGELES, August 4, 2009 – Health Net, Inc. (NYSE: HNT) today announced second quarter 2009 GAAP net income of $40.1 million, or $0.38 per diluted share, compared with $76.7 million, or $0.71 per share, for the second quarter of 2008.

The second quarter 2009 GAAP results include the effect of a $17.6 million pretax charge. The charge consists of $19.6 million comprised primarily of severance and other expenses related to the company’s previously announced operations strategy, reduced by a $2.1 million benefit from a litigation reserve true-up.

Excluding the after-tax impact of the charge, net income in the second quarter of 2009 was $50.8 million, or $0.49 per diluted share, which was in line with the company’s expectations. Net income in the second quarter of 2008 was $80.0 million, or $0.74 per diluted share, excluding the impact of a $13.0 million pretax charge related to the company’s operations strategy.

The company’s second quarter results also include the impact of approximately $7.9 million in retroactive regulatory fees, assessments and premium taxes relating to its Northeast health plans.

“Our second quarter results show continued progress consistent with the strategy we laid out at our investor day last November. We are particularly pleased with the performance of our Western health plans,” said Jay Gellert, president and chief executive officer of Health Net, Inc.

On July 20, 2009, Health Net announced that it had entered into a definitive agreement with UnitedHealthcare for the sale of Health Net’s Northeast health plan subsidiaries and membership renewal rights.

Membership

Total health plan enrollment as of June 30, 2009 was approximately 3.6 million members, a decrease of 158,000 members, or 4.2 percent, compared with June 30, 2008. Sequentially, total health plan enrollment increased by 42,000 members, or 1.2 percent, from March 31, 2009.

Total commercial risk enrollment decreased by 180,000 members, or 8.4 percent, to approximately 2.0 million members as of June 30, 2009 compared with June 30, 2008. Sequentially, commercial risk enrollment decreased by 5,000 members, or 0.3 percent, since March 31, 2009.

“We are encouraged that, due to new sales, the commercial membership attrition rate is slowing. However, a weak labor market continues to have an impact on membership,” said Jim Woys, Health Net’s chief operating officer.

“Our Western region health plans produced commercial new sales of 42,000 members in the second quarter, with 15,000 of these new members in California’s more affordable products, including Salud con Health Net, Elect Open Access and narrow network products,” Woys added. “Many customers are choosing these more affordable alternatives, especially given the current economic environment. The diversity and flexibility of our products are meeting these needs.”

Enrollment in the company’s Medicare Advantage plans decreased by 1,000 members, or 0.4 percent, to 284,000 members at the end of the second quarter of 2009 compared with the end of the second quarter of 2008. Sequentially, Medicare Advantage membership increased by 2,000 members, or nearly 1.0 percent, from March 31, 2009.

Membership in the company’s Medicare PDP plans was 458,000 at the end of the second quarter of 2009, a decrease of 68,000 members, or 12.9 percent, compared with the end of the second quarter of 2008. Sequentially, PDP membership increased by 9,000 members, or 2.0 percent, from March 31, 2009.

Medicaid enrollment at June 30, 2009 was 878,000 members, an increase of 97,000 members, or 12.4 percent, from June 30, 2008. Sequentially, Medicaid membership increased by 36,000 members, or 4.3 percent, from March 31, 2009. Both the quarter-over-quarter and sequential increases in Medicaid enrollment were the result of the economic downturn that causes the Medicaid-eligible population to increase.

Revenues, Health Care Costs and G&A Expenses

Health Net’s total revenues increased 4.5 percent in the second quarter of 2009 to $4.0 billion from $3.8 billion in the second quarter of 2008. Health plan services premium revenues increased approximately 1.2 percent to approximately $3.2 billion in the second quarter of 2009 compared with $3.1 billion in the second quarter of 2008.

The company’s Government contracts revenues increased 19.7 percent in the second quarter of 2009 to $832.1 million from $694.9 million in the second quarter of 2008. The increase was the result of Option Period 6 pricing for the company’s TRICARE contract. Additionally, Health Net’s Military & Family Life Consultant program continued to grow. This program with the Department of Defense is administered by Health Net’s behavioral health subsidiary, Managed Health Network, Inc. (MHN).

The health plan services medical care ratio (MCR) was 86.2 percent in the second quarter of 2009 and 85.3 percent in the second quarter of 2008. On an adjusted1 basis, the health plan services MCR in the second quarter of 2009 was 86.3 percent compared with 85.3 percent in the second quarter of 2008.

The commercial MCR was 86.1 percent in the second quarter of 2009 and 84.2 percent in the second quarter of 2008. Excluding the $2.1 million litigation reserve true-up benefit in the second quarter of 2009, the commercial MCR would have been 10 basis points higher than the reported commercial MCR, or 86.2 percent.

Commercial premium yields per member per month (PMPM) increased by 8.0 percent in the second quarter of 2009 compared with the second quarter of 2008.

Total commercial health care costs PMPM increased 10.5 percent in the second quarter of 2009 compared with the second quarter of 2008. Excluding the litigation reserve true-up benefit, total commercial health care costs PMPM would have been 10 basis points higher in the second quarter of 2009, or 10.6 percent.

“Our second quarter 2008 commercial health care costs were restated higher in the second half of last year, and the 2009 second quarter was impacted by H1N1 flu,” Woys said. “Taking this into account, we remain on track to produce a positive commercial premium yield and health care cost spread of approximately 50 basis points for the full year of 2009. We continue to maintain pricing discipline, and our underlying commercial health care cost trends are consistent with expectations,” said Woys.

Health Net’s Medicare plans continued to perform well in the second quarter of 2009. The Medicare Advantage MCR improved by 450 basis points in the second quarter of 2009 compared with the second quarter of 2008.

“We made many adjustments to our benefit packages and premiums in both Medicare Advantage and Part D for 2009, and we are pleased that these changes are producing the desired results,” added Woys. “Our Medicare Advantage plans continue to be popular in our core, network-model markets.”

The Government contracts cost ratio was 95.1 percent in the second quarter of 2009 compared with 94.7 percent in the second quarter of 2008 and 95.5 percent in the first quarter of 2009. The sequential improvement in the second quarter of 2009 was a result of Option Period 6 pricing on the TRICARE contract and additional volume on the Military & Family Life Consultant contract.

“The Government contracts ratio in the second quarter of 2009 was in line with our expectations,” said Woys. “We continue to expect that the Government contracts ratio will be in the 95.0 to 95.5 percent range in 2009.”

On a GAAP basis, general and administrative (G&A) expense was $332.2 million in the second quarter of 2009 compared with $297.5 million in the second quarter of 2008. On an adjusted basis1, G&A expense was $312.5 million in the second quarter of 2009 compared with $284.4 million in the second quarter of 2008.

On an adjusted1 basis, Health Net’s G&A expense ratio in the second quarter of 2009 increased 80 basis points compared with the second quarter of 2008. “Excluding the impact of the regulatory fees, assessments and premium taxes related to the Northeast business, G&A in the second quarter was consistent with our plans. We continue to expect a G&A expense ratio of 9.6 percent to 9.8 percent in 2009,” said Woys.

Health Net’s selling expenses of $81.4 million in the second quarter of 2009 decreased by $6.9 million compared with the second quarter of 2008, primarily a result of a decrease in commercial membership during the quarter.

Balance Sheet

Cash and investments as of June 30, 2009 were $2.1 billion compared with $2.3 billion as of June 30, 2008, and $2.1 billion as of March 31, 2009.

Reserves for claims and other settlements as of June 30, 2009 were $1.2 billion compared with $1.4 billion as of June 30, 2008.

Days claims payable (DCP), including provider and other claims settlements and charges, capitation payments and Medicare Part D expenses, for the second quarter of 2009 decreased by 4.7 days to 43.1 days compared with 47.8 days in the second quarter of 2008, and decreased sequentially by 1.0 day compared with the first quarter of 2009.

On an adjusted2 basis, DCP in the second quarter of 2009 decreased by 1.8 days to 54.2 days compared with the second quarter of 2008, and decreased by 0.9 days sequentially.

“The small sequential decrease in DCP is the result of an $85.2 million reduction in claims payable during the second quarter of 2009,” said Joseph Capezza, Health Net’s chief financial officer. “In the context of the Northeast transaction, we reduced claims inventory in the Northeast by 32 percent. We believe that this was a prudent step as we prepare for the transition of the Northeast business to UnitedHealthcare.”

The company’s debt-to-total capital ratio was 25.2 percent as of June 30, 2009 compared with 27.8 percent as of June 30, 2008 and 26.3 percent as of March 31, 2009.

Cash Flow

Operating cash flow was negative $54.2 million in the second quarter of 2009. This result was driven by an $85.2 million sequential reduction in claims payables due to inventory reductions, certain legal settlements and the payment of provider shared-risk settlements. In addition, the company paid $30 million, primarily related to previously recorded charges for severance and other items during the quarter.

“We anticipate receiving approximately $250 million in Part D and Medicare risk adjuster payments in the second half of 2009. We received $100 million of that in July 2009,” said Capezza. “Therefore, we continue to believe that operating cash flow for the full year of 2009 will be approximately $325 million to $350 million.”

2009 Guidance

Including the impact of $60 million to $70 million in expected operations strategy-related pretax charges in 2009, Health Net continues to expect 2009 full-year GAAP earnings per diluted share of $1.85 to $2.05 based on expected diluted weighted average shares of 104 to 105 million shares. Excluding these charges, the company continues to expect full-year 2009 earnings per diluted share of $2.25 to $2.35.

“Due to retroactive regulatory fees, assessments and premium taxes in the Northeast that were not included in our original plan, we are reducing the upper end of our GAAP and non-GAAP guidance by $0.05 per diluted share,” said Capezza.

The company is currently evaluating the impact of the potential sale of the Northeast business on its 2009 financial results, including potential impairment of goodwill and other intangibles, tax benefits, severance costs, other transaction-related costs and operating costs that will be incurred during the transition period following the close of the transaction.

The table on the following page updates previously issued full-year 2009 guidance.

Metric	2009 Guidance
Year-end Membership	Commercial Risk: –3% to –5% Medicaid: +6% to +8% (previously +4% to +5%) Medicare Advantage: –1% to –2% PDP: –15% to –20%

Consolidated Revenues	$15.5 billion to $16.0 billion

Commercial Yields	~ 7.5% – 8.0% (previously ~8.0 – 8.5%)

Commercial Health Care Cost Trends	~ 7.0% – 7.5% (previously ~7.5 – 8.0%)

Selling Cost Ratio Government Contracts Ratio G&A Expense Ratio(a)	~ 2.9% ~ 95.0% to 95.5% ~ 9.6% to 9.8%

Tax Rate(a)	38.5% to 38.7%

Weighted-average Fully Diluted Shares Outstanding	104 million to 105 million

GAAP EPS(b) Non-GAAP EPS(a)	$1.85 to $2.05 (previously $1.85 to $2.10) $2.25 to $2.35 (previously $2.25 to $2.40)

(a)	Excludes the impact of expected operations strategy-related charges of $60 million to $70 million in 2009.
( b)

The company is currently evaluating the impact of the potential sale of the Northeast business on its 2009 financial results, including potential impairment of goodwill and other intangibles, tax benefits, severance costs, other transaction-related costs and operating costs that will be incurred during the transition period following the close of the transaction.

Conference Call

As previously announced, Health Net will discuss the company’s second quarter 2009 results during a conference call on Tuesday, August 4, 2009, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	800.642.1687 (Replay – Domestic)
706.643.5711 (International)	706.645.9291 (Replay – International)

An access code is required for both the live conference call and the replay. The access code is 17080650. A replay of the conference call will be available through 12.00 a.m. Eastern time on August 9, 2009. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.7 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.6 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, any failure to close the pending sale of our Northeast business; costs, fees and expenses related to the pending sale and proposed post-closing administrative services; potential termination of our TRICARE North operations; rising health care costs; a continued decline in the economy; negative prior period claims reserve developments; investment portfolio impairment charges; volatility in the financial markets; trends in medical care ratios; unexpected utilization patterns or unexpectedly severe or widespread illnesses; membership declines; rate cuts affecting our Medicare or Medicaid businesses; litigation costs; regulatory issues; operational issues; health care reform and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q, and the risks discussed in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

Footnotes

[1]	Detailed explanations of the non-GAAP financial measures referred to in this release and reconciliations to the comparable GAAP measures are included in the attached financial tables.
[2]

See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this release for a reconciliation of this information to the comparable GAAP financial measure.

#        #        #

[Eight pages of tables follow]

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				March 31, 2009		June 30, 2008
	June 30, 2009	Mar 31, 2009	June 30, 2008	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	908	920	971	(12)	(1.3)%	(63)	(6.5)%
Small Group and Individual	380	393	453	(13)	(3.3)%	(73)	(16.1)%

Commercial Risk	1,288	1,313	1,424	(25)	(1.9)%	(136)	(9.6)%
ASO	3	2	5	1	50.0%	(2)	(40.0)%

Total Commercial	1,291	1,315	1,429	(24)	(1.8)%	(138)	(9.7)%
Medicare Advantage	134	132	126	2	1.5%	8	6.3%
Medi-Cal	827	793	737	34	4.3%	90	12.2%

Total California	2,252	2,240	2,292	12	0.5%	(40)	(1.7)%

Connecticut
Large Group	92	94	124	(2)	(2.1)%	(32)	(25.8)%
Small Group and Individual	23	24	25	(1)	(4.2)%	(2)	(8.0)%

Commercial Risk	115	118	149	(3)	(2.5)%	(34)	(22.8)%
ASO	26	26	25	0	0.0%	1	4.0%

Total Commercial	141	144	174	(3)	(2.1)%	(33)	(19.0)%
Medicare Advantage	52	52	57	0	0.0%	(5)	(8.8)%
Medicaid	0	0	0	0	0.0%	0	0.0%

Total Connecticut	193	196	231	(3)	(1.5)%	(38)	(16.5)%

New York
Large Group	97	98	104	(1)	(1.0)%	(7)	(6.7)%
Small Group and Individual	145	115	109	30	26.1%	36	33.0%

Commercial Risk	242	213	213	29	13.6%	29	13.6%
ASO	7	7	11	0	0.0%	(4)	(36.4)%

Total Commercial	249	220	224	29	13.2%	25	11.2%
Medicare Advantage	2	3	6	(1)	(33.3)%	(4)	(66.7)%

Total New York	251	223	230	28	12.6%	21	9.1%

New Jersey
Large Group	19	19	22	0	0.0%	(3)	(13.6)%
Small Group and Individual	61	56	56	5	8.9%	5	8.9%

Commercial Risk	80	75	78	5	6.7%	2	2.6%
ASO	2	3	3	(1)	(33.3)%	(1)	(33.3)%

Total Commercial	82	78	81	4	5.1%	1	1.2%
Medicaid	51	49	44	2	4.1%	7	15.9%

Total New Jersey	133	127	125	6	4.7%	8	6.4%

Arizona
Large Group	64	69	84	(5)	(7.2)%	(20)	(23.8)%
Small Group and Individual	39	43	54	(4)	(9.3)%	(15)	(27.8)%

Commercial Risk	103	112	138	(9)	(8.0)%	(35)	(25.4)%
Medicare Advantage	65	65	64	0	0.0%	1	1.6%

Total Arizona	168	177	202	(9)	(5.1)%	(34)	(16.8)%

Oregon
Large Group	86	89	103	(3)	(3.4)%	(17)	(16.5)%
Small Group and Individual	47	46	36	1	2.2%	11	30.6%

Commercial Risk	133	135	139	(2)	(1.5)%	(6)	(4.3)%
Medicare Advantage	24	23	22	1	4.3%	2	9.1%

Total Oregon	157	158	161	(1)	(0.6)%	(4)	(2.5)%

Other States
Medicare Advantage	7	7	10	0	0.0%	(3)	(30.0)%

Medicare PDP (stand-alone)	458	449	526	9	2.0%	(68)	(12.9)%

Total Health Plan Enrollment
Large Group	1,266	1,289	1,408	(23)	(1.8)%	(142)	(10.1)%
Small Group and Individual	695	677	733	18	2.7%	(38)	(5.2)%

Commercial Risk	1,961	1,966	2,141	(5)	(0.3)%	(180)	(8.4)%
ASO	38	38	44	0	0.0%	(6)	(13.6)%

Total Commercial	1,999	2,004	2,185	(5)	(0.2)%	(186)	(8.5)%
Medicare Advantage	284	282	285	2	0.7%	(1)	(0.4)%
Medicare PDP (stand-alone)	458	449	526	9	2.0%	(68)	(12.9)%
Medi-Cal/Medicaid	878	842	781	36	4.3%	97	12.4%

Total Health Plans	3,619	3,577	3,777	42	1.2%	(158)	(4.2)%

TRICARE - North Contract Eligibles	3,040	3,004	2,951	36	1.2%	89	3.0%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				March 31, 2009		June 30, 2008
	June 30, 2009	Mar 31, 2009	June 30, 2008	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	908	920	971	(12)	(1.3)%	(63)	(6.5)%
Connecticut	92	94	124	(2)	(2.1)%	(32)	(25.8)%
New York	97	98	104	(1)	(1.0)%	(7)	(6.7)%
New Jersey	19	19	22	0	0.0%	(3)	(13.6)%
Arizona	64	69	84	(5)	(7.2)%	(20)	(23.8)%
Oregon	86	89	103	(3)	(3.4)%	(17)	(16.5)%

	1,266	1,289	1,408	(23)	(1.8)%	(142)	(10.1)%

Small Group and Individual
California	380	393	453	(13)	(3.3)%	(73)	(16.1)%
Connecticut	23	24	25	(1)	(4.2)%	(2)	(8.0)%
New York	145	115	109	30	26.1%	36	33.0%
New Jersey	61	56	56	5	8.9%	5	8.9%
Arizona	39	43	54	(4)	(9.3)%	(15)	(27.8)%
Oregon	47	46	36	1	2.2%	11	30.6%

	695	677	733	18	2.7%	(38)	(5.2)%

Commercial Risk
California	1,288	1,313	1,424	(25)	(1.9)%	(136)	(9.6)%
Connecticut	115	118	149	(3)	(2.5)%	(34)	(22.8)%
New York	242	213	213	29	13.6%	29	13.6%
New Jersey	80	75	78	5	6.7%	2	2.6%
Arizona	103	112	138	(9)	(8.0)%	(35)	(25.4)%
Oregon	133	135	139	(2)	(1.5)%	(6)	(4.3)%

	1,961	1,966	2,141	(5)	(0.3)%	(180)	(8.4)%

ASO
California	3	2	5	1	50.0%	(2)	(40.0)%
Connecticut	26	26	25	0	0.0%	1	4.0%
New York	7	7	11	0	0.0%	(4)	(36.4)%
New Jersey	2	3	3	(1)	(33.3)%	(1)	(33.3)%

	38	38	44	0	0.0%	(6)	(13.6)%

Total Commercial
California	1,291	1,315	1,429	(24)	(1.8)%	(138)	(9.7)%
Connecticut	141	144	174	(3)	(2.1)%	(33)	(19.0)%
New York	249	220	224	29	13.2%	25	11.2%
New Jersey	82	78	81	4	5.1%	1	1.2%
Arizona	103	112	138	(9)	(8.0)%	(35)	(25.4)%
Oregon	133	135	139	(2)	(1.5)%	(6)	(4.3)%

	1,999	2,004	2,185	(5)	(0.2)%	(186)	(8.5)%

Medicare Advantage
California	134	132	126	2	1.5%	8	6.3%
Connecticut	52	52	57	0	0.0%	(5)	(8.8)%
New York	2	3	6	(1)	(33.3)%	(4)	(66.7)%
Arizona	65	65	64	0	0.0%	1	1.6%
Oregon	24	23	22	1	4.3%	2	9.1%
Other States	7	7	10	0	0.0%	(3)	(30.0)%

	284	282	285	2	0.7%	(1)	(0.4)%

Medi-Cal/Medicaid
California	827	793	737	34	4.3%	90	12.2%
Connecticut	0	0	0	0	0.0%	0	0.0%
New Jersey	51	49	44	2	4.1%	7	15.9%

	878	842	781	36	4.3%	97	12.4%

Medicare PDP (stand-alone)	458	449	526	9	2.0%	(68)	(12.9)%

Total Health Plan Enrollment
Large Group	1,266	1,289	1,408	(23)	(1.8)%	(142)	(10.1)%
Small Group and Individual	695	677	733	18	2.7%	(38)	(5.2)%

Commercial Risk	1,961	1,966	2,141	(5)	(0.3)%	(180)	(8.4)%
ASO	38	38	44	0	0.0%	(6)	(13.6)%

Total Commercial	1,999	2,004	2,185	(5)	(0.2)%	(186)	(8.5)%
Medicare Advantage	284	282	285	2	0.7%	(1)	(0.4)%
Medicare PDP (stand-alone)	458	449	526	9	2.0%	(68)	(12.9)%
Medi-Cal/Medicaid	878	842	781	36	4.3%	97	12.4%

Total Health Plans	3,619	3,577	3,777	42	1.2%	(158)	(4.2)%

TRICARE - North Contract Eligibles	3,040	3,004	2,951	36	1.2%	89	3.0%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended June 30, 2008	Quarter Ended March 31, 2009	Quarter Ended June 30, 2009
REVENUES:
Health plan services premiums	$3,114,168	$3,139,251	3,152,783
Government contracts	694,885	759,339	832,088
Net investment income	20,931	24,321	20,432
Administrative services fees and other income	11,516	9,892	8,387

	3,841,500	3,932,803	4,013,690

EXPENSES:
Health plan services	2,655,066	2,721,779	2,718,039
Government contracts	658,255	725,002	791,044
General and administrative	297,475	354,910	332,188
Selling	88,243	81,410	81,359
Depreciation and amortization	13,073	16,040	15,708
Interest	11,316	9,567	11,518

	3,723,428	3,908,708	3,949,856

Income from operations before income taxes	118,072	24,095	63,834
Income tax provision	41,394	2,060	23,694

Net income	$76,678	$22,035	$40,140

Basic earnings per share	$0.71	$0.21	$0.39

Diluted earnings per share	$0.71	$0.21	$0.38

Weighted average shares outstanding:
Basic	107,308	103,766	103,854
Diluted	108,338	104,265	104,323

Pretax margin	3.1%	0.6%	1.6%
Health plan services MCR	85.3%	86.7%	86.2%
Government contracts cost ratio	94.7%	95.5%	95.1%
G&A expense ratio	9.5%	11.3%	10.5%
Selling costs ratio	2.8%	2.6%	2.6%
Days claims payable (a)	47.8	44.1	43.1
Days claims payable - adjusted (a)	56.0	55.1	54.2
Effective tax rate	35.1%	8.5%	37.1%
Health plan services premiums PMPM	$278.25	$295.91	$295.11
Health plan services costs PMPM	$237.23	$256.56	$254.41

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charges

(Amounts in thousands, except per share, PMPM and ratio data)

Note:	This table presents the company’s consolidated operations for the periods presented below and the charges recorded in the consolidated statement of operations. Management believes that the presentation of certain financial information in the attached press release (such as Net investment income, Health plan services expense, General and administrative expense, Income before income taxes, Income tax provision, Net income, Basic and diluted earnings per share, Pretax margin, MCR, G&A expense ratio, and effective tax rate), excluding the charges that were recorded, all of which are non-GAAP financial information, are important to investors as they exclude special items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	Quarter Ended June 30, 2008			Quarter Ended March 31, 2009			Quarter Ended June 30, 2009
	As Reported	Impact of Charge[1]	Excluding Impact of Charge	As Reported	Impact of Charge[2]	Excluding Impact of Charge	As Reported	Impact of Charge[3]	Excluding Impact of Charge
REVENUES:
Health plan services premiums	$3,114,168		$3,114,168	$3,139,251		$3,139,251	$3,152,783		$3,152,783
Government contracts	694,885		694,885	759,339		759,339	832,088		832,088
Net investment income	20,931		20,931	24,321		24,321	20,432		20,432
Administrative services fees and other income	11,516		11,516	9,892		9,892	8,387		8,387

	3,841,500	—	3,841,500	3,932,803	—	3,932,803	4,013,690	—	4,013,690

EXPENSES:
Health plan services	2,655,066		2,655,066	2,721,779	$(2,178)	2,723,957	2,718,039	(2,056)	2,720,095
Government contracts	658,255		658,255	725,002		725,002	791,044		791,044
General and administrative	297,475	13,037	284,438	354,910	$46,934	307,976	332,188	19,646	312,542
Selling	88,243		88,243	81,410		81,410	81,359		81,359
Depreciation and amortization	13,073		13,073	16,040		16,040	15,708		15,708
Interest	11,316		11,316	9,567		9,567	11,518		11,518

	3,723,428	13,037	3,710,391	3,908,708	44,756	3,863,952	3,949,856	17,590	3,932,266

Income (loss) from operations before income taxes	118,072	(13,037)	131,109	24,095	(44,756)	68,851	63,834	(17,590)	81,424
Income tax provision (benefit)	41,394	(9,739)	51,133	2,060	(24,516)	26,576	23,694	(6,977)	30,671

Net income (loss)	$76,678	$(3,298)	$79,976	$22,035	$(20,240)	$42,275	$40,140	$(10,613)	$50,753

Basic earnings (loss) per share	$0.71		$0.75	$0.21	$(0.20)	$0.41	$0.39	$(0.10)	$0.49
Diluted earnings (loss) per share	$0.71	$(0.03)	$0.74	$0.21	$(0.20)	$0.41	$0.38	$(0.11)	$0.49

Weighted average shares outstanding:
Basic	107,308		107,308	103,766		103,766	103,854		103,854
Diluted	108,338		108,338	104,265		104,265	104,323		104,323

Pretax margin	3.1%	-0.3%	3.4%	0.6%	-1.2%	1.8%	1.6%	-0.4%	2.0%
Health plan services MCR	85.3%	0.0%	85.3%	86.7%	-0.1%	86.8%	86.2%	-0.1%	86.3%
Government contracts cost ratio	94.7%	—	94.7%	95.5%	—	95.5%	95.1%	—	95.1%
G&A expense ratio	9.5%	0.4%	9.1%	11.3%	1.5%	9.8%	10.5%	0.6%	9.9%
Selling costs ratio	2.8%	—	2.8%	2.6%	—	2.6%	2.6%	—	2.6%
Effective tax rate	35.1%	-3.9%	39.0%	8.5%	-30.1%	38.6%	37.1%	-0.6%	37.7%

1	Includes a $0.7 million pretax benefit for a litigation reserve true-up and a $13.7 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A.
2	Includes a $2.2 million pretax benefit for a litigation reserve true-up included in health plan services expenses and a $46.9 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A.
3	Includes a $2.1 million pretax benefit for a litigation reserve true-up included in health plan services expenses and a $19.7 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A.

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	June 30, 2008	March 31, 2009	June 30, 2009
ASSETS
Current Assets
Cash and cash equivalents	$760,648	$739,824	$565,856
Investments - available for sale	1,514,421	1,374,883	1,477,651
Premiums receivable, net	400,918	417,664	414,199
Amounts receivable under government contracts	262,877	265,028	279,290
Incurred but not reported (IBNR) health care costs receivable
under TRICARE North contract	280,801	290,835	334,104
Other receivables	92,310	198,688	181,563
Deferred taxes	107,478	104,154	77,600
Other assets	223,326	199,517	207,383

Total current assets	3,642,779	3,590,593	3,537,646
Property and equipment, net	234,423	178,248	169,925
Goodwill, net	751,949	751,949	751,949
Other intangible assets, net	101,216	86,935	82,698
Deferred taxes	55,096	55,549	67,247
Investments - available for sale-noncurrent	—	—	60,047
Other noncurrent assets	135,896	141,344	133,501

Total Assets	$4,921,359	$4,804,618	$4,803,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,357,756	$1,328,709	$1,243,517
Health care and other costs payable under government contracts	78,341	71,486	76,709
IBNR health care costs payable under TRICARE North contract	280,801	290,835	334,104
Unearned premiums	190,204	209,019	184,881
Borrowings under amortizing financing facility	26,028	133,519	117,999
Accounts payable and other liabilities	327,782	317,862	352,890

Total current liabilities	2,260,912	2,351,430	2,310,100
Senior notes payable	398,173	398,327	398,378
Borrowings under amortizing financing facility	117,984	—	—
Borrowings under revolving credit facility	145,000	100,000	100,000
Other noncurrent liabilities	215,199	179,944	167,993

Total Liabilities	3,137,268	3,029,701	2,976,471

Stockholders’ Equity
Common stock and additional paid-in capital	1,173,132	1,185,297	1,191,021
Treasury common stock, at cost	(1,267,192)	(1,368,825)	(1,368,825)
Retained earnings	1,890,095	1,966,135	2,006,275
Accumulated other comprehensive loss	(11,944)	(7,690)	(1,929)

Total Stockholders’ Equity	1,784,091	1,774,917	1,826,542

Total Liabilities and Stockholders’ Equity	$4,921,359	$4,804,618	$4,803,013

Debt-to-Total Capital Ratio	27.8%	26.3%	25.2%

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended June 30, 2008	Quarter Ended March 31, 2009	Quarter Ended June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,678	$22,035	$40,140
Adjustments to reconcile net income to net cash operating activities:
Amortization and depreciation	13,073	16,040	15,708
Share-based compensation expense	7,888	5,838	5,987
Deferred income taxes	1,975	10,424	11,579
Excess tax benefits from share-based compensation	(6)	—	—
Asset and investment impairment charges	841	11,893	491
Other changes	4,796	(2,719)	1,140
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(58,723)	(81,664)	(20,673)
Other receivables, deferred taxes and other assets	35,652	44,979	29,290
Amounts receivable/payable under government contracts	8,196	(22,149)	(9,039)
Reserves for claims and other settlements	(72,974)	(9,440)	(85,192)
Accounts payable and other liabilities	(97,888)	(1,062)	(43,598)

Net cash used in operating activities	(80,492)	(5,825)	(54,167)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	209,569	331,926	307,407
Maturities of investments	89,812	55,038	51,010
Purchases of investments	(296,988)	(257,567)	(455,652)
Proceeds from sale of property and equipment	—	3,835	—
Purchases of property and equipment	(60,078)	(4,782)	(5,081)
Net sales and purchases of restricted investments and other	1,959	504	(41)

Net cash (used in) provided by investing activities	(55,726)	128,954	(102,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	842	—	—
Repurchases of common stock	(67)	(1,506)	—
Excess tax benefits from share-based compensation	6	—	—
Borrowings under financing arrangements	45,000	—	25,000
Repayment of borrowings under financing arrangements	(8,722)	(50,000)	(42,444)

Net cash provided by (used in) financing activities	37,059	(51,506)	(17,444)

Net (decrease) increase in cash and cash equivalents	(99,159)	71,623	(173,968)

Cash and cash equivalents, beginning of period	859,807	668,201	739,824

Cash and cash equivalents, end of period	$760,648	$739,824	$565,856

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

		Q2 2008	Q1 2009	Q2 2009
		(Dollars in millions)
	Reserve for Claims and Other Settlements	$1,357.8	$1,328.7	$1,243.5
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(293.1)	(196.4)	(196.9)

	Adjusted Reserve for Claims and Other Settlements	1,064.7	1,132.3	1,046.6

(1)	Average Reserve for Claims and Other Settlements	1,394.3	1,333.4	1,286.1

(2)	Average Adjusted Reserve for Claims and Other Settlements	1,104.5	1,118.3	1,089.4

(3)	Health Plan Services Cost	2,655.1	2,721.8	2,718.0
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(860.8)	(895.7)	(887.4)

(4)	Adjusted Health Plan Services Cost	1,794.3	1,826.1	1,830.6

(5)	Number of Days in Period	91	90	91

= (1) / (3) * (5) Days Claims Payable		47.8	44.1	43.1
= (2) / (4) * (5) Days Claims Payable - Adjusted		56.0	55.1	54.2

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 6/2009	Year 2008	Year 2007
Reserve for claims (a), beginning of period	$957.1	$838.7	$754.2

Incurred claims related to:
Current Year	3,251.0	6,372.2	5,790.7
Prior Years (c)	(79.7)	(8.3)	0.6

Total Incurred (b)	3,171.3	6,363.9	5,791.3

Paid claims related to:
Current Year	2,424.1	5,443.2	4,972.3
Prior Years	812.8	802.3	734.5

Total Paid (b)	3,236.9	6,245.5	5,706.8

Reserve for claims (a), end of period	891.5	957.1	838.7
Add:
Claims Payable (d)	233.8	284.8	365.6
Other (e)	118.2	96.2	96.1

Reserves for claims and other settlements, end of period	$1,243.5	$1,338.1	$1,300.4

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.